Investor Relations and Media Contact:
Berry Allen
(847) 653-7375
Taylor Capital Group Reports Net Income of
$9.9 Million for the First Quarter of 2014

CHICAGO, IL - April 29, 2014 - Taylor Capital Group, Inc. (the “Company”) (NASDAQ: TAYC), the parent company of Cole Taylor Bank (the “Bank”), today reported results for the first quarter of 2014.

Net income for the quarter was $9.9 million, compared to $15.0 million for the fourth quarter of 2013. Net income applicable to common stockholders for the quarter was $9.9 million, or $0.32 per diluted share, compared to $10.1 million, or $0.33 per diluted share, for the fourth quarter of 2013. The results for the first quarter of 2014 and the fourth quarter of 2013 also included $0.7 million and $4.5 million, respectively, of pre-tax expense relating to the previously announced pending merger with MB Financial, Inc. (“MB Financial”) and other strategic initiatives and there were no preferred dividends recorded in the first quarter of 2014 as compared to $4.9 million in the fourth quarter of 2013. The following table compares selected additional financial information for the periods indicated:

(dollars in millions)	1Q14	4Q13	Change from 4Q13 to 1Q14	1Q13	Change from 1Q13 to 1Q14
Total commercial loans (period-end)	$3,370.4	$3,359.4	0.3%	$2,817.4	19.6%
Average total deposits	$3,837.9	$3,867.4	(0.8)%	$3,758.7	2.1%
Net interest income	$43.9	$45.2	(2.9)%	$40.7	7.9%
Net interest margin	3.49%	3.41%	8 bps	3.20%	29 bps
Mortgage banking revenue	$23.1	$27.2	(15.1)%	$32.0	(27.8)%
Loan loss provision	$2.6	$1.1	136.4%	$0.3	766.7%
Net income	$9.9	$15.0	(34.0)%	$17.3	(42.8)%

In commenting on the results, Mark A. Hoppe, President and Chief Executive Officer of the Company said, “We continue to benefit from our long-standing diversification strategy. Our national asset based lending and equipment financing businesses grew significantly with asset based lending having their most profitable quarter ever. That growth helped offset the seasonally light demand in the rest of our commercial loan portfolio. Our net interest margin was 3.49% for the quarter despite the highly competitive loan pricing in our markets. We also remain focused and disciplined on credit, and are pleased to report our nonaccrual loans and the ratio of nonperforming assets to total assets are both down from year-end 2013.

In another positive development in the first quarter, Cole Taylor Mortgage completed the transfer of loans to our in-house servicing platform, which provides more flexibility and control of our customers’ experience than using a third party servicer,” Hoppe continued. “While our mortgage origination volume of $1.1 billion for the quarter was down as compared to the previous quarter, we believe this amount represents an increase in U.S. market share in a difficult residential mortgage environment. We expanded our higher-margin retail origination channel, opening five new retail lending offices this quarter and now have 46 offices in 20 states.

In late February, stockholders of both Taylor Capital and MB Financial overwhelmingly approved the Agreement and Plan of Merger between our two organizations,” Hoppe added. “Teams of colleagues from both companies are focused on the transaction, and they are making substantial progress in a collaborative manner. Of course, most of our colleagues remain dedicated to our top priority: providing our clients the same high quality service to which they’ve grown accustomed. I am excited for the future, knowing that we are extremely well positioned to benefit from the numerous opportunities ahead for our customers, employees and shareholders.”

FIRST QUARTER 2014 HIGHLIGHTS - COMPARISON TO FOURTH QUARTER 2013

•	Total commercial loans grew $11.0 million, or 0.3%, from December 31, 2013

•	Net interest margin was 3.49% for the first quarter of 2014, up 8 basis points from the fourth quarter of 2013

•	Mortgage banking revenue was $23.1 million for the first quarter of 2014, as compared to $27.2 million for the fourth quarter of 2013

•	Mortgage origination volume was $1.05 billion for the first quarter of 2014, as compared to $1.17 billion from the fourth quarter of 2013

•	As of March 31, 2014, the Company’s Tier I Risk Based Capital ratio was 11.67%, its Total Risk Based Capital ratio was 12.93% and its Tier I Capital to Average Assets leverage ratio was 9.73%

•	Return on Average Common Equity was 10.44% for the first quarter of 2014, as compared to 10.84% for the fourth quarter of 2013

•	Return on Average Assets was 0.71% for the first quarter of 2014, as compared to 1.03% for the fourth quarter of 2013

First quarter 2014 credit quality indicators as compared to the fourth quarter of 2013

•	Nonperforming loans were $72.9 million and 2.00% of total loans at March 31, 2014, down 10.9% from $81.8 million and 2.24% of total loans at December 31, 2013

•	At March 31, 2014, commercial criticized and classified loans(1) totaled $184.6 million, compared to $188.0 million at December 31, 2013

•	Other real estate owned (“OREO”) and repossessed assets were $10.0 million at March 31, 2014, and $10.0 million at December 31, 2013

•	The allowance for loan losses as a percent of nonperforming loans was 113.6% at March 31, 2014, compared to 100.0% at December 31, 2013

•	Credit costs(2) were $2.8 million for the first quarter of 2014, compared to $3.3 million for the fourth quarter of 2013

FIRST QUARTER 2014 - COMPARISON TO FIRST QUARTER 2013

•	Total commercial loans increased to $3.37 billion at March 31, 2014, up $553.0 million, or 19.6%, from March 31, 2013

•	Core deposits grew to $2.74 billion at March 31, 2014, up 0.3% from March 31, 2013

•	Mortgage origination volume was $1.05 billion for the first quarter of 2014, as compared to $1.91 billion for the first quarter of 2013

•	Return on Average Common Equity was 10.44% for the first quarter of 2014 as compared to 14.82% for the first quarter of 2013

FIRST QUARTER 2014 PERFORMANCE OVERVIEW

Results of Operations - Comparisons to Fourth Quarter 2013

Net income for the first quarter of 2014 was $9.9 million, compared to $15.0 million for the fourth quarter of 2013, a decrease of 34.0%. Net income applicable to common stockholders for the first quarter of 2014 was $9.9 million, compared to $10.1 million for the fourth quarter of 2013.

Income before income taxes was $15.8 million for the first quarter of 2014, compared to $21.7 million for the fourth quarter of 2013, a decrease of 27.2%. The decrease in income before income taxes was primarily due to a $5.9 million decrease in gain on sales of investment securities and a $4.1 million volume-related decrease in mortgage banking revenue. Partially offsetting these items was a reduction in occupancy of premises, furniture and equipment expense due to the prior quarter including a one-time $3.3 million early lease termination cost related to the pending merger with MB Financial.

Pre-tax, pre-provision operating earnings(3) were $18.5 million for the first quarter of 2014, compared to $19.1 million for the fourth quarter of 2013, a decrease of 3.1%, primarily due to a volume-related decrease in the mortgage segment.

Revenue(4)

Revenue totaled $72.9 million for the first quarter of 2014, compared to $79.0 million for the fourth quarter of 2013, a decrease of 7.7%.

Net interest income was $43.9 million for the first quarter of 2014, as compared to $45.2 million for the fourth quarter of 2013. The decrease in net interest income of $1.3 million was primarily the result of lower interest income from investment securities due to a planned reduction in the securities portfolio in the fourth quarter of 2013.
Noninterest income, excluding investment security gains and losses, was $29.1 million for the first quarter of 2014, compared to $33.7 million for the fourth quarter of 2013, a decrease of 13.6%.  The change in noninterest income, as compared to the fourth quarter of 2013, was primarily due to a $4.1 million decrease in mortgage banking revenue due to both a decline of 10.0% in mortgage origination volume, which led to a $2.7 million decrease in origination income and a $1.5 million decrease in servicing revenue primarily due to a reduction in the fair market value of the servicing asset. In addition, other derivative income decreased $1.5 million due to a reduction in customer swap activity. Partially offsetting these decreases was a $685,000 increase in other noninterest income associated with certain other investments.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense, was $54.4 million for the first quarter of 2014, compared to $59.8 million for the fourth quarter of 2013, a decrease of $5.4 million, or 9.0%. The decrease was primarily due to the fourth quarter of 2013 including $3.3 million of early lease termination expense, and other costs - which are primarily legal fees - related to the pending merger with MB Financial. In addition, salaries and employee benefits decreased $1.4 million from the fourth quarter of 2013. The decrease in salaries and employee benefits was due to a $3.1 million decrease in performance-based incentive compensation primarily related to a decrease in origination volume at Cole Taylor Mortgage and a $1.4 million decrease in salary costs as staffing levels adjusted to the reduced origination volume. Partially offsetting these decreases was a $3.0 million increase in employee benefits primarily due to certain employment tax expenses that are typically higher in the first quarter of each year.

Preferred Dividends

There were no preferred dividends or discounts in the first quarter of 2014 as compared to $4.9 million in the fourth quarter of 2013. This decrease was due to two reasons. First, as required by the Series A Preferred stock and in connection with the repurchase and redemption of the Series B Preferred stock, the $2.0 million quarterly dividend on the Series A Preferred stock, which typically would have been recorded in the first quarter of 2014, was instead declared and recorded in the fourth quarter of 2013. In addition, the Company’s Series B Preferred stock was fully repaid in 2013 and has been cancelled.

Results of Operations - Comparisons to First Quarter 2013

Net income for the first quarter of 2014 was $9.9 million, compared to $17.3 million for the first quarter of 2013, a decrease of 42.8%. Net income applicable to common stockholders for the first quarter of 2014 was $9.9 million, compared to $13.6 million for the first quarter of 2013.

Income before income taxes was $15.8 million for the first quarter of 2014, compared to $28.3 million for the first quarter of 2013, a decrease of 44.2%, primarily due to a $9.0 million volume-related decrease in mortgage banking revenue.

Pre-tax, pre-provision operating earnings totaled $18.5 million for the first quarter of 2014, compared to $29.2 million for the first quarter of 2013, a decrease of 36.6%. The decrease was also primarily due to lower mortgage banking revenue.

Revenue

Revenue totaled $72.9 million for the first quarter of 2014, compared to $80.4 million for the first quarter of 2013, a decrease of 9.3%.

Net interest income was $43.9 million for the first quarter of 2014, as compared to $40.7 million for the first quarter of 2013, an increase of 7.9%. The increase in net interest income was the result of the combination of a $2.0 million reduction in interest expense and a $1.2 million increase in interest income. Interest expense decreased due to lower rates paid on deposit balances and the early retirement of the Company’s 8% subordinated notes in June 2013. The increase in interest income was primarily due to growth in the commercial loan portfolio.
Noninterest income, excluding investment security gains and losses, was $29.1 million for the first quarter of 2014, compared to $39.7 million for the first quarter of 2013, a decrease of 26.7%.  The decrease was primarily due to a net $9.0 million decrease in mortgage banking revenue. Mortgage loan origination income decreased $15.1 million due to a reduction in mortgage loan origination volume. Partially offsetting this decrease was a $6.2 million increase in net mortgage servicing income. Servicing income increased due to the combination of retention of mortgage servicing rights (“MSRs”) on loans originated by Cole Taylor Mortgage, purchases of MSRs and an increase in the valuation of the MSR asset. Total mortgage originations were $1.05 billion in the first quarter of 2014, as compared to $1.91 billion in the first quarter of 2013. In addition, other derivative income decreased $1.6 million due to a reduction in customer swap activity.

Noninterest Expense

Noninterest expense, excluding nonperforming asset expense, was $54.4 million for the first quarter of 2014, compared to $51.2 million for the first quarter of 2013, an increase of 6.2%. The increase was due to a $1.1 million increase in outside services primarily due to one-time costs associated with transferring the bulk of Cole Taylor Mortgage’s loan servicing portfolio in-house and a $802,000 increase in computer processing costs primarily related to the expansion of retail mortgage lending offices from 26 offices at the end of the first quarter 2013 to 46 offices at the end of the first quarter 2014.

Credit Quality

Loan Portfolio Performance and Credit Quality

Total commercial criticized and classified loans were $184.6 million at March 31, 2014, as compared to $188.0 million at December 31, 2013 and $138.5 million at March 31, 2013. The $46.1 million increase in commercial criticized and classified loans from March 31, 2013 to March 31, 2014 was primarily due to a $24.7 million net increase in loans classified as substandard and a $20.6 million net increase in special mention loans.  The $24.7 million increase in substandard loans was primarily due to migrations into this category net of upgrades and payoffs of $15.1 million of commercial and industrial loans and $7.8 million of commercial real estate secured loans.  The $20.6 million increase in special mention loans was primarily due to migrations into this category net of payoffs and upgrades of certain commercial and industrial loans.  The decrease in criticized and classified loans from year-end 2013 was largely attributable to net payoffs of certain commercial real estate portfolio loans previously classified as nonaccrual, partially offset by the net migration of certain loans into the substandard category.

Nonperforming loans were $72.9 million at March 31, 2014, as compared to $81.8 million at December 31, 2013 and $71.4 million at March 31, 2013. The decrease in the first quarter of 2014 of $8.9 million was primarily due to payoffs of loans previously classified as nonaccrual.

OREO and repossessed assets were $10.0 million at March 31, 2014, as compared to $10.0 million at December 31, 2013 and $27.2 million at March 31, 2013. We continue to actively manage the resolution process.

Total nonperforming assets were $82.9 million at March 31, 2014, down from $91.9 million at December 31, 2013 and $98.6 million at March 31, 2013. Nonperforming assets to total assets were 1.47% at March 31, 2014, down from 1.62% at December 31, 2013 and 1.71% at March 31, 2013.

Allowance and Provision for Loan Losses

The allowance for loan losses was $82.9 million at March 31, 2014, compared to $81.9 million at December 31, 2013 and $82.2 million at March 31, 2013. The allowance for loan losses as a percent of nonperforming loans was 113.65% at March 31, 2014, as compared to 100.05% at December 31, 2013 and 115.05% at March 31, 2013.

The provision for loan losses was $2.6 million for the first quarter of 2014, compared to $1.1 million for the fourth quarter of 2013 and $300,000 for the first quarter of 2013. The increase of $1.5 million in the first quarter of 2014 as compared to the fourth quarter of 2013 was primarily due to the establishment of specific reserves for certain loans in both the commercial and industrial and commercial real estate secured portfolios.

Balance Sheet

Assets

Total assets at March 31, 2014 were $5.65 billion, down slightly from $5.69 billion at December 31, 2013.

Cash and cash equivalents were $138.6 million as of March 31, 2014, as compared to $90.8 million as of December 31, 2013. The increase of $47.8 million was primarily due to timing as March 31, 2014 was a Monday, which tends to be a higher-balance cash day than other weekdays.

Investment securities were $1.10 billion at March 31, 2014, down 1.8% from $1.12 billion at December 31, 2013.

Loans held for sale were $436.1 million at March 31, 2014, a decrease of 8.0% from December 31, 2013. The decrease was primarily the result of reduced mortgage origination volume for the first quarter 2014 by Cole Taylor Mortgage.

Net loans at March 31, 2014 were $3.57 billion, as compared to $3.57 billion at December 31, 2013. Commercial and industrial loans were $1.94 billion at March 31, 2014, as compared to $1.94 billion at December 31, 2013. Commercial real estate secured loans were $1.11 billion at March 31, 2014, down slightly from $1.12 billion at December 31, 2013. Commercial construction and land loans were $132.7 million at March 31, 2014, up from $121.7 million at December 31, 2013 due to continued diversification of our loan portfolio across several construction sectors. Lease receivables were $143.1 million at March 31, 2014, up $11.1 million, or 8.4%, from December 31, 2013, primarily as a result of new leases sourced by our recently expanded direct sales channel. Consumer loans, which consist primarily of residential mortgages, were $294.5 million at March 31, 2014, down $6.8 million from December 31, 2013.

Investment in Federal Home Loan Bank and Federal Reserve Bank (“FHLB”) stock was $49.6 million as of March 31, 2014, as compared to $64.6 million as of December 31, 2013. The decrease of $15.0 million in these investments was due to the reduction in the Bank’s use of short term FHLB borrowings.

The MSR asset increased $11.6 million in the first quarter to $227.7 million as of March 31, 2014. The unpaid principal balance of loans serviced was $20.14 billion as of March 31, 2014, up 8.9% from December 31, 2013. The Company invests in MSRs and retains servicing on most mortgage loans originated as part of its strategy to diversify the revenue streams of Cole Taylor Mortgage.

Liabilities and Stockholders’ Equity

Total liabilities at March 31, 2014 were $5.17 billion, as compared to $5.22 billion at December 31, 2013.

Total deposits were $3.95 billion at March 31, 2014, compared to $3.65 billion at December 31, 2013, an increase of 8.3%. Total deposits increased in the first quarter primarily due to a planned increase in time deposits, both brokered and CDARS, for liquidity management purposes. Total time deposits increased $339.4 million to $1.21 billion at March 31, 2014. Partially offsetting this increase, brokered money market deposits decreased $45.0 million to $6.1 million at March 31, 2014, due to timing of customer activity.

Average total deposits for the first quarter of 2014 decreased slightly to $3.84 billion from $3.87 billion in the fourth quarter of 2013.

Short-term borrowings decreased $335.2 million in the first quarter to $1.04 billion as of March 31, 2014, primarily due to a planned shift in the funding mix to reduce short-term borrowings and increase time deposits.

Total stockholders’ equity increased $18.0 million from $464.6 million at December 31, 2013 to $482.6 million at March 31, 2014, primarily due to retaining the net income available to common stockholders earned in the first quarter and a $7.5 million increase in accumulated other comprehensive income resulting from an increase in the market value of available for sale securities.

Capital

At March 31, 2014, the Company’s Tier I Risk Based Capital ratio was 11.67%, while its Total Risk Based Capital ratio was 12.93% and its Tier I Capital to Average Assets leverage ratio was 9.73%.

Each of these Company ratios exceeded the regulatory requirements for well-capitalized banks of 6.00% for the Tier I Risk Based Capital ratio, 10.00% for the Total Risk Based Capital ratio and 5.00% for the Tier I Capital to Average Assets leverage ratio.

Recent Development - Pending Merger Update

As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2013, we have been notified by our regulators that our Bank subsidiary may be cited with a violation of Section 5 of the Federal Trade Commission Act.  The potential violation relates to the checking account opening process associated with a former deposit program relationship with an organization that provides electronic financial disbursements and payment services to the higher education industry.  Our Bank exited the relationship in August 2013.  As part of the regulatory approval process for the merger, an evaluation of this situation is being conducted by our regulators.  That evaluation is ongoing and the closing of the pending merger could be delayed beyond June 30, 2014.

Accompanying Financial Statements and Tables
This press release is accompanied by the following unaudited financial information:

•	Condensed Consolidated Balance Sheets

•	Consolidated Statements of Income

•	Summary of Key Quarterly Financial Data

•	Summary of Key Period-End Financial Data

•	Composition of Loan Portfolio

•	Credit Quality

•	Loan Portfolio Aging

•	Funding Liabilities

•	Summary of Quarterly Segment Financial Data

•	Reconciliation of U.S. GAAP Financial Measures

About Taylor Capital Group, Inc. (NASDAQ: TAYC)

Taylor Capital Group, Inc. is the holding company of Cole Taylor Bank, a commercial bank headquartered in Chicago with assets of $5.7 billion as of March 31, 2014. For more than 80 years, Cole Taylor Bank has been successfully meeting the banking needs of closely-held companies and the people who own and manage them by focusing on a relationship-based approach to business. Through its national businesses, Cole Taylor provides a full range of financial services, including asset based lending, commercial equipment financing, and residential mortgage lending.

Endnotes:
(1) Commercial criticized and classified loans are defined as special mention, substandard, and nonaccrual loans in commercial and industrial, commercial real estate, residential construction and land, and commercial construction and land, excluding consumer loans.
(2) Credit costs are defined as provision for loan losses plus nonperforming asset expense.
(3) Schedules reconciling earnings in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to the non-GAAP measurement of revenue and pre-tax, pre-provision operating earnings are provided in the attached tables.
(4) Revenue is defined as net interest income plus noninterest income less investment securities gains and losses and impairment of investment securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “might,” “contemplate,” “plan,” “predict,” “potential,” “should,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.

These risks, uncertainties and other factors include, without limitation:

•	The Agreement and Plan of Merger (the “Merger Agreement”) with MB Financial may be terminated in accordance with its terms, and the merger contemplated thereby may not be completed.

•	Termination of the Merger Agreement could negatively impact us.

•	We may be subject to business uncertainties and contractual restrictions while the Merger is pending.

•
We and MB Financial have entered into a memorandum of understanding with the plaintiffs to settle two stockholder actions previously filed against us, our board of directors and MB Financial challenging the Merger. It is possible that additional suits may be filed in the future. If the settlement of these existing suits is not approved by the court or is otherwise voided, an adverse ruling in these or any similar future lawsuits may prevent the Merger from being completed or from being completed within the expected timeframe.

•
The Merger Agreement limits our ability to pursue an alternative acquisition proposal and requires us to pay a termination fee of $20 million under limited circumstances relating to alternative acquisition proposals.

•	We may be materially and adversely affected by the highly regulated environment in which we operate.

•
Dependence on our mortgage business may increase volatility in our consolidated revenues and earnings and our residential mortgage lending profitability could be significantly reduced if we are not able to originate and sell mortgage loans at profitable margins.

•	Changes in interest rates may change the value of our MSR portfolio which may increase the volatility of our earnings.

•
Certain hedging strategies that we use to manage investment in MSRs, mortgage loans held for sale and interest rate lock commitments may be ineffective to offset any adverse changes in the fair value of these assets due to changes in interest rates and market liquidity.

•	Our mortgage loan repurchase reserve for losses could be insufficient.

•	A significant increase in certain loan balances associated with our mortgage business may result in liquidity risk related to the funding of these loans.

•
We are subject to certain operational risks, including, but not limited to, data processing system failures and errors and customer or employee fraud. Our controls and procedures may fail or be circumvented.

•	We are dependent on outside third parties for processing and handling of our records and data.

•
System failure or breaches of our network security, including with respect to our internet banking activities, could subject us to increased operating costs as well as litigation and other liabilities.

•	We may not be able to access sufficient and cost-effective sources of liquidity.

•	We are subject to liquidity risk, including unanticipated deposit volatility.

•	Changes in certain credit ratings related to us or our credit could increase our financing costs or make it more difficult for us to obtain funding or capital on commercially acceptable terms.

•	As a bank holding company, our sources of funds are limited.

•	We are subject to interest rate risk, including interest rate fluctuations,that could have a material adverse effect on us.

•	Competition from financial institutions and other financial services providers may adversely affect our growth and profitability and have a material adverse effect on us.

•	Our business is subject to the conditions of the economies in which we operate and continued weakness in those economies and the real estate markets may materially and adversely affect us.

•	Our business is subject to domestic and to a lesser extent, international economic conditions and other factors, many of which are beyond our control and could materially and adversely affect us.

•
The preparation of our consolidated financial statements requires us to make estimates and judgments, including the use of models, which are subject to an inherent degree of uncertainty and which may differ from actual results.

•
We must manage credit risk and if we are unable to do so, our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio, which could have a material adverse effect on us.

•	We have counterparty risk and therefore we may be materially and adversely affected by the soundness of other financial institutions.

•	We are subject to lending concentration risks.

•	We are subject to mortgage asset concentration risks.

•	Our business strategy is dependent on our continued ability to attract, develop and retain highly qualified and experienced personnel in senior management and customer relationship positions.

•	Our reputation could be damaged by negative publicity.

•	New and less mature lines of business, new products and services or new customer relationships may subject us to certain additional risks.

•	We may experience difficulties in managing our future growth.

•	We and our subsidiaries are subject to changes in federal and state tax laws and changes in interpretation of existing laws.

•
Regulatory requirements recently adopted by the U.S. federal bank regulatory agencies to implement Basel III, growth plans or operating results may require us to raise additional capital, which may not be available on favorable terms or at all.

•
We have not paid a dividend on our common stock since the second quarter of 2008. In addition, regulatory restrictions and liquidity constraints at the holding company level could impair our ability to make distributions on our outstanding securities.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the section captioned "Risk Factors” in our December 31, 2013 Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 7, 2014, current Reports on Form 8-K and other filings we have made with the SEC. You should not place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	Mar. 31, 2014	Dec. 31, 2013
ASSETS
Cash and cash equivalents	$138,569	$90,817
Investment securities	1,100,056	1,120,731
Loans held for sale	436,086	473,890
Loans, net of allowance for loan losses of $82,891 at March 31, 2014 and $81,864 at December 31, 2013	3,568,122	3,566,511
Premises, leasehold improvements and equipment, net	26,350	26,919
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	49,617	64,612
Mortgage servicing rights	227,695	216,111
Other real estate and repossessed assets, net	9,950	10,049
Other assets	96,573	116,178
Total assets	$5,653,018	$5,685,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,068,207	$1,048,946
Interest-bearing	2,885,178	2,602,037
Total deposits	3,953,385	3,650,983
Accrued interest, taxes and other liabilities	87,369	105,350
Short-term borrowings	1,043,097	1,378,327
Junior subordinated debentures	86,607	86,607
Total liabilities	5,170,458	5,221,267

Stockholders' equity:
Preferred stock, Series A	100,000	100,000
Nonvoting preferred stock	13	13
Common stock	308	307
Surplus	417,984	417,429
Accumulated deficit	(7,486)	(17,430)
Accumulated other comprehensive income (loss), net	1,326	(6,183)
Treasury stock	(29,585)	(29,585)
Total stockholders' equity	482,560	464,551
Total liabilities and stockholders' equity	$5,653,018	$5,685,818

CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(dollars in thousands, except per share data)

	For the Three Months Ended
	Mar. 31, 2014	Dec 31, 2013	Mar. 31, 2013
Interest income:
Interest and fees on loans	$39,811	$39,835	$37,629
Interest and dividends on investment securities:
Taxable	6,486	7,670	8,617
Tax-exempt	2,545	2,875	1,427
Interest on cash equivalents	—	—	1
Total interest income	48,842	50,380	47,674

Interest expense:
Deposits	3,169	3,324	4,264
Short-term borrowings	382	408	420
Junior subordinated debentures	1,437	1,444	1,443
Subordinated notes	—	—	864
Total interest expense	4,988	5,176	6,991

Net interest income	43,854	45,204	40,683
Provision for loan losses	2,600	1,100	300
Net interest income after provision for loan losses	41,254	44,104	40,383

Noninterest income:
Service charges	3,620	3,571	3,491
Mortgage banking revenue	23,057	27,171	32,030
Gain on sales of investment securities, net	35	5,891	1
Other derivative income (loss)	(31)	1,427	1,560
Letter of credit and other loan fees	1,254	1,102	1,091
Other noninterest income	1,163	478	1,546
Total noninterest income	29,098	39,640	39,719

Noninterest expense:
Salaries and employee benefits	34,655	36,099	34,028
Occupancy of premises, furniture and equipment	3,957	7,239	3,305
Nonperforming asset expense	166	2,246	559
FDIC assessment	1,862	1,946	2,024
Legal fees, net	1,010	1,746	858
Loan expense, net	2,189	2,081	2,371
Outside services	3,559	3,300	2,496
Computer processing	1,768	1,573	966
Other noninterest expense	5,397	5,849	5,148
Total noninterest expense	54,563	62,079	51,755

Income before income taxes	15,789	21,665	28,347
Income tax expense	5,845	6,701	11,090
Net income	9,944	14,964	17,257
Preferred dividends and discounts	—	(4,876)	(3,661)
Net income applicable to common stockholders	$9,944	$10,088	$13,596

Basic income per common share	$0.32	$0.33	$0.45
Diluted income per common share	0.32	0.33	0.44
Weighted-average common shares outstanding	29,075,072	29,004,826	28,598,194
Weighted-average diluted common shares outstanding	29,323,756	29,266,098	28,962,425

SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(dollars in thousands)
Unaudited

	2014	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Condensed Income Data:
Net interest income	$43,854	$45,204	$46,027	$41,082	$40,683
Provision for loan losses	2,600	1,100	300	700	300
Total noninterest income	29,098	39,640	32,472	46,101	39,719
Total noninterest expense	54,563	62,079	54,542	60,271	51,755
Income before income taxes	15,789	21,665	23,657	26,212	28,347
Income tax expense	5,845	6,701	9,488	10,595	11,090
Net income	9,944	14,964	14,169	15,617	17,257
Preferred dividends and discounts	—	(4,876)	(3,583)	(3,780)	(3,661)
Net income applicable to common stockholders	$9,944	$10,088	$10,586	$11,837	$13,596

Non-GAAP Measures of Performance: (1)
Revenue	$72,917	$78,953	$78,438	$87,177	$80,401
Pre-tax, pre-provision operating earnings	18,520	19,120	23,060	31,088	29,205

Per Share Data:
Basic income per common share	$0.32	$0.33	$0.35	$0.39	$0.45
Diluted income per common share	0.32	0.33	0.34	0.39	0.44
Tangible book value per common share	13.02	12.43	12.47	12.22	12.69
Weighted average common shares-basic	29,075,072	29,004,826	28,936,361	28,687,406	28,595,562
Weighted average common shares-diluted	29,323,756	29,266,098	29,176,070	28,995,753	28,961,395
Common shares outstanding-end of period	29,370,998	29,329,530	29,333,540	29,098,639	29,088,735

Performance Ratios (annualized):
Return on average assets	0.71%	1.03%	0.96%	1.09%	1.22%
Return on average common equity	10.44%	10.84%	11.69%	12.66%	14.82%
Efficiency ratio (2)	74.83%	78.63%	69.54%	69.14%	64.37%

Average Balance Sheet Data: (3)
Total assets	$5,599,140	$5,827,825	$5,893,140	$5,747,219	$5,642,192
Investments	1,187,563	1,368,550	1,491,554	1,472,316	1,360,213
Cash equivalents	98	160	541	237	555
Loans held for sale	420,815	463,756	626,043	634,327	691,134
Loans	3,624,226	3,633,969	3,442,999	3,254,918	3,177,615
Total interest-earning assets	5,232,702	5,466,435	5,561,137	5,361,798	5,229,517
Interest-bearing deposits	2,826,405	2,786,288	2,767,265	2,494,537	2,424,772
Borrowings	1,185,596	1,330,934	1,425,545	1,397,300	1,219,977
Total interest-bearing liabilities	4,012,001	4,117,222	4,192,810	3,891,837	3,644,749
Noninterest-bearing deposits	1,011,485	1,081,148	1,061,917	1,195,709	1,333,958
Total stockholders' equity	480,873	526,313	545,391	578,142	570,652

Tax Equivalent Net Interest Margin:
Net interest income as stated	$43,854	$45,204	$46,027	$41,082	$40,683
Add: Tax equivalent adjust. - investment (4)	1,370	1,548	1,522	1,119	769
Tax equivalent adjust. - loans (4)	13	26	27	29	29
Tax equivalent net interest income	$45,237	$46,778	$47,576	$42,230	$41.481
Net interest margin without tax adjustment	3.38%	3.29%	3.29%	3.07%	3.14%
Net interest margin - tax equivalent (4)	3.49%	3.41%	3.41%	3.16%	3.20%
Yield on earning assets without tax adjustment	3.77%	3.67%	3.70%	3.59%	3.68%
Yield on earning assets - tax equivalent (4)	3.87%	3.79%	3.81%	3.67%	3.74%
Yield on interest-bearing liabilities	0.50%	0.50%	0.53%	0.71%	0.78%
Net interest spread without tax adjustment	3.27%	3.17%	3.17%	2.88%	2.90%
Net interest spread - tax equivalent (4)	3.37%	3.29%	3.28%	2.96%	2.96%
Footnotes:

(1)	Refer to Reconciliation of U.S. GAAP Financial Measures for a reconciliation to GAAP.

(2)	Efficiency ratio is determined by dividing noninterest expense by an amount equal to net interest income plus noninterest income, adjusted for gains or losses from investment securities.

(3)	Average balances are daily averages.

(4)	Adjustment reflects tax-exempt interest income on an equivalent before-tax basis assuming a tax rate of 35.0%

SUMMARY OF KEY PERIOD-END FINANCIAL DATA
(dollars in thousands)
Unaudited

	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Condensed Balance Sheet Data:
Investment securities	$1,100,056	$1,120,731	$1,420,906	$1,434,326	$1,429,971
Loans held for sale	436,086	473,890	498,276	693,937	668,937
Loans	3,651,013	3,648,375	3,628,658	3,302,548	3,222,794
Allowance for loan losses	82,891	81,864	85,013	83,576	82,150
Total assets	5,653,018	5,685,818	6,014,694	5,901,370	5,770,432
Total deposits	3,953,385	3,650,983	3,697,196	3,692,426	3,794,394
Total borrowings	1,129,704	1,464,934	1,652,258	1,515,462	1,256,653
Total stockholders' equity	482,560	464,551	544,719	560,274	573,332

Asset Quality Ratios:
Nonperforming loans	$72,936	$81,825	$86,045	$69,539	$71,404
Nonperforming assets	82,886	91,874	100,434	89,333	98,622
Allowance for loan losses to total loans	2.27%	2.24%	2.34%	2.53%	2.55%
Allowance for loan losses to nonperforming loans	113.65%	100.05%	98.80%	120.19%	115.05%
Nonperforming assets to total loans plus repossessed property	2.26%	2.51%	2.76%	2.69%	3.03%

Capital Resources (Taylor Capital Group, Inc.):
Total Capital (to Risk Weighted Assets)	12.93%	12.65%	14.15%	15.22%	16.50%
Tier I Capital (to Risk Weighted Assets)	11.67%	11.40%	12.89%	13.96%	14.45%
Leverage (to average assets)	9.73%	9.18%	10.30%	10.87%	10.91%
Total Capital	$600,876	$591,908	$663,917	$679,379	$701,381
Tier I Capital	542,464	533,123	604,920	623,221	614,382

COMPOSITION OF LOAN PORTFOLIO (unaudited)
(dollars in thousands)

The following table presents the composition of the Company's loan portfolio as of the dates indicated:

	March 31, 2014		December 31, 2013		March 31, 2013
Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans	Balance	Percent of Gross Loans
Commercial and industrial	$1,940,095	53.0%	$1,935,377	52.9%	$1,577,241	48.8%
Commercial real estate secured	1,109,042	30.3	1,124,227	30.7	1,013,252	31.4
Residential construction and land	45,417	1.2	46,079	1.3	40,620	1.3
Commercial construction and land	132,729	3.6	121,682	3.3	121,212	3.7
Lease receivables	143,091	3.9	132,013	3.6	65,028	2.0
Total commercial loans	3,370,374	92.0	3,359,378	91.8	2,817,353	87.2
Consumer	294,546	8.0	301,377	8.2	411,905	12.8
Gross loans	3,664,920	100.0%	3,660,755	100.0%	3,229,258	100.0%
Less: Unearned discount	(13,907)		(12,380)		(6,464)
Total loans	3,651,013		3,648,375		3,222,794
Less: Loan loss allowance	(82,891)		(81,864)		(82,150)
Net loans	$3,568,122		$3,566,511		$3,140,644

Loans Held for Sale	$436,086		$473,890		$668,937

The following table provides details of the Company's commercial real estate portfolio:

	March 31, 2014		December 31, 2013		March 31, 2013
Commercial real estate secured:	Balance	Percent of Total	Balance	Percent of Total	Balance	Percent of Total
Commercial non-owner occupied:
Retail strip centers or malls	$95,371	8.6%	$102,195	9.1%	$107,861	10.6%
Office/mixed use property	146,822	13.2	126,662	11.3	124,542	12.3
Commercial properties	123,796	11.2	126,608	11.3	107,642	10.6
Specialized – other	102,014	9.2	101,813	9.1	70,271	6.9
Other commercial properties	18,639	1.7	25,483	2.3	27,140	2.8
Farmland	2,227	0.2	2,256	0.2	—	—
Subtotal commercial non-owner occupied	488,869	44.1	485,017	43.3	437,456	43.2
Commercial owner-occupied	491,413	44.3	513,126	45.5	463,166	45.7
Multi-family properties	128,760	11.6	126,084	11.2	112,630	11.1
Total commercial real estate secured	$1,109,042	100.0%	$1,124,227	100.0%	$1,013,252	100.0%

CREDIT QUALITY (unaudited)
(dollars in thousands)

	At or for the Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Mar. 31, 2013
Nonperforming Assets:
Loans contractually past due 90 days or more but still accruing interest	$—	$—	$—
Nonaccrual loans:
Commercial and industrial	$17,841	$15,879	$16,010
Commercial real estate secured	26,589	37,474	23,096
Residential construction and land	—	—	742
Commercial construction and land	22,550	22,550	26,375
Consumer	5,956	5,922	5,181
Total nonaccrual loans	72,936	81,825	71,404
Total nonperforming loans	72,936	81,825	71,404
Other real estate owned and repossessed assets	9,950	10,049	27,218
Total nonperforming assets	$82,886	$91,874	$98,622

Other Credit Quality Information:
Commercial criticized and classified loans (1)
Special mention	$70,227	$73,093	$49,644
Substandard	47,368	39,012	22,649
Nonaccrual	66,980	75,903	66,223
Total commercial criticized and classified loans	$184,575	$188,008	$138,516
Loans contractually past due 30 – 89 days and still accruing	$8,035	$5,189	$4,293
Performing restructured loans	35,605	20,736	22,739
Recorded balance of impaired loans	106,066	96,451	90,113
Allowance for loan losses related to impaired loans	18,049	13,687	13,670

Allowance for Loan Losses Summary:
Allowance at beginning of period	$81,864	$85,013	$82,191
(Charge-offs), net of recoveries:
Commercial and commercial real estate	(1,819)	(1,713)	114
Real estate – construction and land	426	(2,232)	174
Consumer	(180)	(304)	(629)
Total net charge-offs	(1,573)	(4,249)	(341)
Provision for loan losses	2,600	1,100	300
Allowance at end of period	$82,891	$81,864	$82,150

Key Credit Ratios:
Nonperforming loans to total loans	2.00%	2.24%	2.22%
Nonperforming assets to total loans plus repossessed property	2.26%	2.51%	3.03%
Nonperforming assets to total assets	1.47%	1.62%	1.71%
Annualized net charge-offs to average total loans	0.17%	0.47%	0.04%
Allowance to total loans at end of period	2.27%	2.24%	2.55%
Allowance to nonperforming loans	113.65%	100.05%	115.05%
30 – 89 days past due to total loans	0.22%	0.14%	0.13%

(1)	Commercial criticized and classified loans excludes consumer loans.

LOAN PORTFOLIO AGING (unaudited)
(dollars in thousands)

	As of March 31, 2014
	30-89 Days Past Due	>90 Days Past Due and Still Accruing	Nonaccrual	Current	Total Loans	% of Total Loans	Allowance for Loan Loss Allocation
Commercial and industrial	$14	$—	$17,841	$1,922,240	$1,940,095	53%	$41,857

Commercial real estate secured:
Commercial non-owner occupied:
Retail strip centers or malls	—	—	13,398	81,973	95,371	2%	2,469
Office/mixed use property	—	—	302	146,520	146,822	4%	2,473
Commercial properties	—	—	389	123,407	123,796	3%	3,100
Specialized – other	—	—	4,528	97,486	102,014	3%	1,502
Other commercial properties	—	—	—	18,639	18,639	1%	273
Farmland	—	—	—	2,227	2,227	—%	33
Subtotal commercial non-owner occupied	—	—	18,617	470,252	488,869	13%	9,850
Commercial owner-occupied	1,049	—	7,805	482,559	491,413	13%	8,380
Multi-family properties	—	—	167	128,593	128,760	4%	2,109
Total commercial real estate secured	1,049	—	26,589	1,081,404	1,109,042	30%	20,339

Residential construction and land:
Residential construction	—	—	—	30,026	30,026	1%	2,884
Land	—	—	—	15,391	15,391	—%	1,548
Total residential construction and land	—	—	—	45,417	45,417	1%	4,432

Commercial construction and land	—	—	22,550	110,179	132,729	4%	8,261

Lease receivables, net of unearned discount	2,319	—	—	126,865	129,184	4%	775
Total commercial loans	3,382	—	66,980	3,286,105	3,356,467	92%	75,664

Consumer loans	4,653	—	5,956	283,937	294,546	8%	7,227
Total loans	$8,035	$—	$72,936	$3,570,042	$3,651,013	100%	$82,891

FUNDING LIABILITIES (unaudited)
(dollars in thousands)

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Three Months Ended
	March 31, 2014		December 31, 2013		March 31, 2013
	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits	Average Balance	Percent of Deposits
Noninterest-bearing deposits	$1,011,485	26.4%	$1,081,148	28.0%	$1,333,958	35.5%

Interest-bearing deposits:
Commercial interest checking	377,103	9.8	360,476	9.3	—	—
NOW accounts	555,784	14.5	597,373	15.4	717,410	19.1
Savings deposits	40,600	1.1	40,355	1.0	40,255	1.1
Money market accounts	694,531	18.1	728,419	18.8	746,542	19.9
Brokered money market deposits	9,085	0.2	37,874	1.0	11,942	0.3
Certificates of deposit	476,370	12.4	493,291	12.8	550,430	14.6
Brokered certificates of deposit	290,749	7.6	268,982	7.0	181,740	4.8
CDARS time deposits	334,262	8.7	205,088	5.3	162,662	4.3
Public time deposits	47,921	1.2	54,430	1.4	13,791	0.4
Total interest-bearing deposits	2,826,405	73.6	2,786,288	72.0	2,424,772	64.5
Total deposits	$3,837,890	100.0%	$3,867,436	100.0%	$3,758,730	100.0%

The following table sets forth the period-end balances of total deposits as of each of the dates indicated below.

	March 31, 2014	December 31, 2013	March 31, 2013
Noninterest-bearing deposits	$1,068,207	$1,048,946	$1,326,483

Interest-bearing deposits:
Commercial interest checking	373,467	377,631	—
NOW accounts	572,259	566,269	819,101
Savings accounts	41,229	40,357	40,646
Money market accounts	684,358	698,302	741,818
Brokered money market deposits	6,081	51,124	—
Certificates of deposit	507,239	472,222	548,767
Brokered certificates of deposit	428,502	203,715	171,320
CDARS time deposits	214,479	142,835	135,630
Public time deposits	57,564	49,582	10,629
Total interest-bearing deposits	2,885,178	2,602,037	2,467,911
Total deposits	$3,953,385	$3,650,983	$3,794,394

SUMMARY OF QUARTERLY SEGMENT FINANCIAL DATA (unaudited)
(dollars in thousands)

	For the Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
BANKING:
Net interest income	$40,528	$40,975	$40,780	$37,175	$36,181
Provision for loan losses	2,603	1,210	233	946	292
Total noninterest income	6,001	12,428	7,284	7,528	7,647
Total noninterest expense	25,947	28,363	23,473	25,770	25,468
Income before income taxes	17,979	23,830	24,358	17,987	18,068
Income tax expense	7,102	9,413	9,621	7,105	7,136
Net income	$10,877	$14,417	$14,737	$10,882	$10,932

	For the Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
MORTGAGE BANKING:
Net interest income	$4,735	$5,517	$6,499	$5,742	$6,414
Provision for loan losses	(3)	(110)	67	(246)	8
Noninterest income:
Loan origination income	11,292	13,943	17,249	29,355	26,430
Net servicing income	11,763	13,226	7,896	9,176	5,600
Total noninterest income	23,055	27,169	25,145	38,531	32,030
Total noninterest expense	27,943	29,222	29,063	29,086	26,287
Income (loss) before income taxes	(150)	3,574	2,514	15,433	12,149
Income tax expense (benefit)	(278)	1,033	(19)	4,928	3,375
Net income	$128	$2,541	$2,533	$10,505	$8,774

Origination Volume	$1,052,106	$1,169,098	$1,596,431	$1,874,248	$1,907,642
Refinance %	41%	40%	37%	62%	77%
Purchase %	59%	60%	63%	38%	23%

	Period-End Balances
	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Mortgage servicing book	$20,136,044	$18,496,230	$16,431,269	$12,740,176	$10,506,034
Mortgage servicing rights	227,695	216,111	184,237	145,729	106,576

The Company has identified two operating segments for purposes of financial reporting: Banking and Mortgage Banking. The Banking operating segment includes commercial banking, asset-based lending, equipment finance, retail banking and all other functions that support those units. The Mortgage Banking operating segment originates mortgage loans for sale to investors and for the Company's portfolio through its retail and third party channels. This segment also services mortgage loans for various investors and for loans owned by the Company. Segment results are presented based on our management accounting practices. The information presented in our segment reporting is based on internal allocations, which involve management judgment and is subject to periodic adjustments and enhancements. In addition, the Company utilizes an Other category that includes subordinated debt expense, certain parent company activities, expenses related to the pending merger with MB Financial, and residual income tax expense or benefit.

RECONCILIATION OF U.S. GAAP FINANCIAL MEASURES (unaudited)
(dollars in thousands)

The following reconciles the income before income taxes to pre-tax, pre-provision operating earnings for the periods indicated.

	For the Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Income before income taxes	$15,789	$21,665	$23,657	$26,212	$28,347
Add back (subtract):
Credit costs:
Provision for loan losses	2,600	1,100	300	700	300
Nonperforming asset expense	166	2,246	(836)	(1,198)	559
Credit costs subtotal	2,766	3,346	(536)	(498)	859
Other:
Gain on sales of investment securities	(35)	(5,891)	(61)	(6)	(1)
Early extinguishment of debt	—	—	—	5,380	—
Other subtotal	(35)	(5,891)	(61)	5,374	(1)
Pre-tax, pre-provision operating earnings	$18,520	$19,120	$23,060	$31,088	$29,205

The following details the components of revenue for the periods indicated.

	For the Three Months Ended
	Mar. 31, 2014	Dec. 31, 2013	Sept. 30, 2013	Jun. 30, 2013	Mar. 31, 2013
Net interest income	$43,854	$45,204	$46,027	$41,082	$40,683
Noninterest income	29,098	39,640	32,472	46,101	39,719
Add back (subtract):
Gain on sales of investment securities	(35)	(5,891)	(61)	(6)	(1)
Revenue	$72,917	$78,953	$78,438	$87,177	$80,401

The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practice within the banking industry. Management uses certain non-GAAP financial measures to evaluate the Company’s financial performance and has provided the non-GAAP measures of pre-tax, pre-provision operating earnings and of revenue. In the pre-tax, pre-provision operating earnings non-GAAP financial measure, the provision for loan losses, nonperforming asset expense and certain non-recurring items, such as gains and losses on investment securities and early extinguishment of debt are excluded from the determination of operating results. The non-GAAP measure of revenue is calculated as the sum of net interest income and noninterest income adjusted by investment securities gains and losses. Management believes that these measures are useful because they provide a more comparable basis for evaluating financial performance from period to period.